                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ________________

                                  FORM 8-K/A


                                Current Report
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): November 19, 1999

                               ________________

                               BEA SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)


                                   Delaware
                                   --------
                (State or other jurisdiction of incorporation)


         0-22369                                           77-0394711
  (Commission File Number)                  (I.R.S. Employer Identification No.)


                            2315 North First Street
                            -----------------------
                              San Jose, CA 95131
                   (Address of principal executive offices)


                                (408) 570-8000
             (Registrant's telephone number, including area code)

                     INFORMATION TO BE INCLUDED IN REPORT

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

     On November 19, 1999, pursuant to the Agreement and Plan of Merger, dated as of November 10, 1999, by and among BEA System, Inc. (the "Registrant"), BEA Acquisition Corp., a Delaware corporation ("BEAAC") and The Theory Center, Inc., a privately held Delaware corporation ("TTC") (the "Agreement"), the Registrant completed the merger of BEAAC, a wholly-owned subsidiary of the Registrant, with and into TTC, with TTC being the surviving corporation of the merger and becoming a wholly-owned subsidiary of the Registrant. The transaction was closed on November 19, 1999 and is being accounted for as a purchase transaction.

     As consideration for the transaction, the Registrant issued 3,635,414 shares (at $.001 par value per share) of the Registrant's common stock in exchange for all outstanding shares of capital stock of TTC, subject to the withholding of 10.5% of such shares in escrow in accordance with the terms of the Agreement. The 3,635,414 shares of the Registrant's common stock issued in consideration gives effect to the Registrant's 2-for-1 stock split with respect to the Registrant's common stock effected as of the close of business on December 19, 1999 for holders of record on November 19, 1999. At the effective time of the merger, all outstanding options and warrants to purchase shares of TTC common stock were automatically converted into options and warrants to purchase the Registrant's common stock based upon the conversion factor set forth in the Agreement with corresponding adjustment to their respective exercise prices. Effective upon the merger, each outstanding share of BEAAC's common stock was automatically converted into one share of TTC common stock.

     The Registrant currently intends that the TTC business will continue to be operated in its current manner. Certain of the assets of TTC were used in the development and support of TTC's component technology products for e-commerce, including integration software, application servers, and professional services, and the Registrant currently intends to use such assets in substantially the same manner.

     The total value of consideration paid for the purchase transaction was determined based on arm's length negotiations between the Registrant and TTC, which took into account TTC's financial position, operating history, products, intellectual property and other factors relating to TTC's business and certain income tax aspects of the transaction. There are no material relationships between TTC and either of the Registrant or BEAAC.



ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
        EXHIBITS

  a) Financial statements of business acquired, prepared pursuant to Rule 3.05 of Regulation S-X and provided to the Registrant by The Theory Center, Inc.

      Audited and unaudited financial statements of The Theory Center, Inc.

                                                                        Page No.
                                                                        -------

      Report of Independent Auditors ...................................   3
      Balance Sheets
       December 31, 1998 and September 30, 1999 (unaudited) ............   4
      Statements of Operations
       March 25, 1998 (inception) to December 31, 1998, March 25,
       1998 (inception) to September 30, 1998 and the nine months
       ended September 30, 1999 (unaudited).............................   5

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
        EXHIBITS - (Continued)

     Statement of Stockholders' Equity (Deficiency)
      March 25, 1998 (inception) to December 31, 1998 and
      the nine months ended September 30, 1999 (unaudited) .............   6
     Statements of Cash Flows
      March 25, 1998 (inception) to December 31, 1998, March 25,
      1998 (inception) to September 30, 1998 and the nine
      months ended September 30, 1999 (unaudited) ......................   7
     Notes to Financial Statements .....................................   8


 b) Pro forma financial information required pursuant to Article 11 of Regulation S-X.

     Pro forma condensed combined financial statements of BEA and The Theory Center, Inc.

                                                                        Page No.
                                                                        -------

     Pro Forma Condensed Combined Financial Information (unaudited) ....   13
     Pro Forma Condensed Combined Balance Sheet
      October 31, 1999 (unaudited) ......................................  14
     Pro Forma Condensed Combined Statements of Operations
      For the fiscal year ended January 31, 1999 (unaudited) ............  15
     Pro Forma Condensed Combined Statements of Operations
       For the nine months ended October 31, 1999 (unaudited) ...........  16
     Notes to Pro Forma Condensed Combined Financial Information
       (unaudited) ......................................................  17

                        INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
 The Theory Center, Inc.:

We have audited the balance sheet of The Theory Center, Inc. (the "Company") as of December 31, 1998 and the related statements of operations, stockholders' deficiency and cash flows for the period March 25, 1998 (inception) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of The Theory Center, Inc. at December 31, 1998 and the results of its operations and its cash flows for the period March 25, 1998 (inception) to December 31, 1998 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's losses from operations raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                         /s/  DELOITTE & TOUCHE LLP


San Jose, California
October 26, 1999
(November 19, 1999 as to the second paragraph of Note 6)

                  FINANCIAL STATEMENTS OF BUSINESS ACQUIRED
                            THE THEORY CENTER, INC.

                                BALANCE  SHEETS

                                                 December 31,    September 30,
                                                    1998             1999
                                                 -----------     -------------
                    ASSETS                                        (Unaudited)

Current assets:
  Cash.........................................   $  29,106      $ 1,014,834
  Accounts receivable..........................           -          998,064
  Unbilled receivables.........................           -           30,512
  Prepaid expenses and other assets............       6,745           30,416
                                                  ---------      -----------
            Total current assets...............      35,851        2,073,826
Property and equipment - net...................      18,473          143,181
                                                  ---------      -----------
Total assets...................................   $  54,324      $ 2,217,007
                                                  =========      ===========

     LIABILITIES AND STOCKHOLDERS' EQUITY
               (DEFICIENCY)

Current liabilities:
  Accounts payable.............................   $       -      $   613,904
  Accrued liabilities..........................      30,722          264,344
  Advances from stockholders...................      44,953           40,453
  Unearned revenues............................           -          534,416
  Current portion of long-term obligations.....      14,788           42,755
                                                  ---------      -----------
            Total current liabilities..........      90,463        1,495,872
Long-term obligations..........................      64,494           93,053
                                                  ---------      -----------
            Total liabilities..................     154,957        1,588,925
                                                  ---------      -----------
Commitments (Note 3)...........................

Stockholders' equity (deficiency):
  Preferred stock: $0.001 par value; 5,000,000
  shares authorized; none issued and
  outstanding..................................           -                -
  Common stock: $0.001 par value; 25,000,000
   shares authorized; 2,700,000 and 7,620,000
   issued and outstanding in 1998 and 1999,
   respectively................................      28,472        2,404,528
  Common stock options.........................           -          288,000
  Deferred compensation........................           -         (204,800)
  Accumulated deficit..........................    (129,105)      (1,859,646)
                                                  ---------      -----------
      Total stockholders' equity (deficiency)..    (100,633)         628,082
                                                  ---------      -----------
Total liabilities and stockholders'
   equity (deficiency) ........................      54,324      $ 2,217,007
                                                  =========      ===========


                      See notes to financial statements.

                  FINANCIAL STATEMENTS OF BUSINESS ACQUIRED
                            THE THEORY CENTER, INC.

                           STATEMENTS OF OPERATIONS

                                                                     Period from         Period from
                                                                      March 25,           March 25,
                                                                        1998                 1998            Nine Months
                                                                    (Inception) to       (Inception)            Ended
                                                                     December 31,        September 30,       September 30,
                                                                        1998                 1998                1999
                                                                    --------------      -------------        -------------
                                                                                          (Unaudited)         (Unaudited)
Revenues:
 Consulting services........................................        $         -         $          -         $   559,027
 License revenue............................................                  -                    -              21,589
                                                                    -----------         ------------         -----------

      Total revenues........................................                  -                    -             580,616

Costs and expenses:
 Cost of revenues...........................................                  -                    -             536,810
 Research and development...................................             62,811               32,423             496,975
 Sales and marketing........................................                  -                    -             554,250
 General and administrative.................................             64,106               51,507             355,957
 Stock compensation expense.................................                  -                    -             371,200
                                                                    -----------         ------------         -----------

      Total costs and expenses..............................            126,917               83,930           2,315,192
                                                                    -----------         ------------         -----------

Loss from operations........................................           (126,917)             (83,930)         (1,734,576)

Other income (expense):
 Interest income............................................                  -                    -              11,159
 Interest expense...........................................             (2,188)                   -              (7,124)
                                                                    -----------         ------------         -----------

Net loss....................................................        $  (129,105)        $    (83,930)        $(1,730,541)
                                                                    ===========         ============         ===========

                      See notes to financial statements.

                  FINANCIAL STATEMENTS OF BUSINESS ACQUIRED
                            THE THEORY CENTER, INC.

                STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)


                                                                                                                        Total
                                                        Common Stock          Common                                 Stockholders'
                                                     -------------------      Stock      Deferred      Accumulated       Equity
                                                     Shares       Amount     Options    Compensation     Deficit     (Deficiency)
                                                     ------       ------     -------    ------------   -----------   -------------
March 1998 (inception) - sale of common
 stock........................................      2,700,000   $   28,472   $   -       $     -       $         -     $    28,472

Net loss......................................                                                            (129,105)       (129,105)
                                                    ---------   ----------   --------    ----------    -----------     -----------
Balance, December 31, 1998....................      2,700,000       28,472          -             -       (129,105)       (100,633)

January 1999, conversion of note payable
 to common stock*.............................        900,000      296,306          -      (288,000)             -           8,306
January 1999, compensatory grant*.............              -            -    288,000      (288,000)             -               -
May 1999, sale of common stock for cash
 (net of issuance cost of $55,000)*........         3,000,000      945,000          -             -              -         945,000
September 1999, sale of common stock for
 cash (net of issuance cost of $140,250)*.....      1,020,000    1,134,750          -             -              -       1,134,750
Amortization of deferred stock
 compensation*................................              -            -          -       371,200              -         371,200

Net loss*.....................................              -            -          -             -     (1,730,541)     (1,730,541)
                                                    ---------   ----------   --------    ----------    -----------     -----------
Balance, September 30, 1999*..................      7,620,000   $2,404,528   $288,000    $ (204,800)   $(1,859,646)    $   628,082
                                                    =========   ==========   ========    ==========    ===========     ===========

* Unaudited

                      See notes to financial statements.

                   FINANCIAL STATEMENTS OF BUSINESS ACQUIRED
                            THE THEORY CENTER, INC.

                          STATEMENTS  OF  CASH  FLOWS

                                                                           Period              Period
                                                                            from                from
                                                                          March 25,            March 25,
                                                                            1998                 1998             Nine Months
                                                                         (Inception) to      (Inception) to           Ended
                                                                          December 31,        September 30,        September 30,
                                                                             1998                1998                  1999
                                                                         --------------      --------------       --------------
                                                                                              (Unaudited)          (Unaudited)
Cash flows from operating activities:
 Net loss.....................................................           $   (129,105)        $  (83,930)          $(1,730,541)
 Adjustments to reconcile net loss to net cash
  used in operating activities:
  Depreciation and amortization...............................                  3,456              2,092                12,732
  Stock compensation expense..................................                      -                  -               371,200
  Changes in assets and liabilities:
   Accounts receivable........................................                      -                  -              (998,064)
   Unbilled receivables.......................................                      -                  -               (30,512)
   Prepaid expenses and other assets..........................                 (6,745)                 -               (23,671)
   Accounts payable...........................................                      -                  -               613,904
   Accrued liabilities........................................                 30,722             19,325               233,622
   Unearned revenues..........................................                      -                  -               534,416
                                                                         ------------         ----------           -----------

       Net cash used in operating activities..................               (101,672)           (62,513)           (1,016,914)
                                                                         ------------         ----------           -----------

Cash flows from investing activities -
 Purchases of property and equipment..........................                (16,368)           (16,368)              (52,837)
                                                                         ------------         ----------           -----------

Cash flows from financing activities:
 Advances from (to) stockholders..............................                 44,953             35,835                (4,500)
 Proceeds from issuance of notes payable
  to stockholders.............................................                 14,597             14,597                     -
 Proceeds from borrowings.....................................                 60,000                  -                     -
 Principal payments on long-term obligations..................                   (876)                 -               (19,771)
 Proceeds from issuance of common stock.......................                 28,472             28,472             2,079,750
                                                                         ------------         ----------           -----------

      Net cash provided by financing activities...............                147,146             78,904             2,055,479
                                                                         ------------         ----------           -----------

Net increase in cash..........................................                 29,106                 23               985,728

Cash, beginning of period.....................................                      -                  -                29,106
                                                                         ------------         ----------           -----------

Cash, end of period...........................................           $     29,106         $       23           $ 1,014,834
                                                                         ============         ==========           ===========

Noncash investing and financing activities:
 Conversion of note payable and accrued interest to
  common stock................................................           $          -         $        -           $     8,306
                                                                         ============         ==========           ===========
  Equipment acquired under capital leases.....................           $      5,561         $        -           $    84,603
                                                                         ============         ==========           ===========

Additional cash flow information -
 Interest paid................................................           $        769         $        -           $     7,416
                                                                         ============         ==========           ===========

                      See notes to financial statements.

                   FINANCIAL STATEMENTS OF BUSINESS ACQUIRED
                          THE THEORY CENTER, INC.

                       NOTES TO FINANCIAL STATEMENTS
        Period from March 25, 1998 (Inception) to December 31, 1998 and
                Nine Months Ended September 30, 1999 (Unaudited)

NOTE 1.   Organization and Significant Accounting Policies

     Organization - The Theory Center, Inc. (the "Company") was incorporated in Massachusetts on March 25, 1998 to develop and market software component products and services for use by organizations in quick development of electronic business applications. In August 1999, the Company reincorporated in the state of Delaware. The Company operated in the development stage until May 1999.

     Basis of Accounting - The financial statements have been prepared on a going concern basis which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. As shown in the financial statements, the Company incurred a net loss since inception through September 30, 1999 of approximately $1,860,000 and the management expects substantial future losses. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flows to meet its obligations on a timely basis, to obtain additional financing as may be required and, ultimately, to attain successful operations. Management intends to increase marketing and sales efforts to sell the Company's product. Management believes that although it has current sources of liquidity, additional equity or debt financing will be necessary for the Company to implement its plans and sustain operations. While management believes that they will be able to obtain such financing, failure to do so would significantly impact the Company's ability to sustain its operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

     Concentration of Credit Risk - Financial instruments that potentially expose the Company to concentrations of credit risk consists primarily of cash, the associated risk for which is mitigated by banking with creditworthy institutions.

     Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Property and Equipment - Property and equipment are stated at cost and are being depreciated over their estimated useful lives of three to five years using the straight-line method.

     Revenue Recognition - Revenues from consulting contracts are recognized as services are performed. The Company's license revenue has been recognized on a percentage of completion method based upon work performed on the project as certain modifications were made to the product to meet customer specifications. Billings in excess of revenue are recorded as unearned revenues, while revenue in excess of billings is recorded as unbilled receivables. License revenue for products not requiring adaptation is generally recognized upon delivery and when no significant vendor obligations remain.

     Research and Development - Research and development expenses are charged to operations as incurred. The costs for the development of new software products are expensed as incurred until technological feasibility has been established; at which time any additional costs would be capitalized. Because the Company believes its current process for developing software is essentially completed concurrently with the establishment of technological feasibility, no costs have been capitalized to date.

     Stock-Based Compensation - The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees.

     Income Taxes - For federal and state income tax purposes, the Company has elected to be treated as an S corporation, whereby the Company's income is reportable by its shareholders in their individual tax returns. For state purposes, the Company is responsible for S corporation tax at rates of 3% and 4.5% of Massachusetts-sourced gross receipts in excess of $6 million and

                   FINANCIAL STATEMENTS OF BUSINESS ACQUIRED
                  NOTES TO FINANCIAL STATEMENTS - (Continued)

        Period from March 25, 1998 (Inception) to December 31, 1998 and
                Nine Months Ended September 30, 1999 (Unaudited)

$9 million, respectively. In August 1999, in connection with the Company's reincorporation in the State of Delaware, the Company converted its tax status from an S corporation to a General C corporation.

     Unaudited Interim Financial Information - The interim financial information for the period from March 25, 1998 (inception) to September 30, 1998 and for the nine months ended September 30, 1999 is unaudited and has been prepared on the same basis as the audited financial statements. In the opinion of management, such unaudited financial information includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the interim information.

     Comprehensive Loss - For all periods presented, comprehensive loss was equal to the Company's net loss.

     New Accounting Pronouncements - In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133 will be effective for the Company's calendar year ending December 31, 2001. The Company believes that this statement will not have a significant impact on its financial results.

NOTE 2.  Property and Equipment

     Property and equipment consist of:

                                                                             December 31,      September 30,
                                                                                1998               1999
                                                                           ---------------    ----------------
Computer and computer software.............................................        $21,929            $ 74,498
Furniture and fixtures.....................................................              -              84,871
                                                                                   -------            --------
Total......................................................................         21,929             159,369
Accumulated depreciation and amortization..................................         (3,456)            (16,188)
                                                                                   -------            --------
Property and equipment, net................................................        $18,473            $143,181
                                                                                   =======            ========

                   FINANCIAL STATEMENTS OF BUSINESS ACQUIRED
                  NOTES TO FINANCIAL STATEMENTS - (Continued)

        Period from March 25, 1998 (Inception) to December 31, 1998 and
                Nine Months Ended September 30, 1999 (Unaudited)

Note 3.    Long-Term Obligations

           Long-term obligations consist of the following:

                                                                             December 31,      September 30,
                                                                                1998               1999
                                                                           ---------------    ----------------
Notes payable to founders, at applicable federal mid-term annual rate (4.52% at December 31, 1998) plus 1.5%, interest due
  annually on March 1, principal due on March 23, 2001....................       $ 14,597            $  6,921

Fleet Bank, at prime (7.75% at December 31, 1998) plus 2.25% due monthly and fixed monthly principal payments of $517 through
  September 2003..........................................................         29,483              24,828

US Trust Bank, at prime (7.75% at December 31, 1998) plus 2.25%
  due monthly and fixed monthly principal payments of $625
  through January 2003....................................................         30,000              25,000

American Express, at 14.9% with monthly payment of $692.33
  through July 2002.......................................................              -              18,889

Capital lease obligations, at imputed interest rate of 11.25%
  with monthly payment of $359 through October 2001.......................          5,202              60,170
                                                                                 --------            --------
Total.....................................................................         79,282             135,808

Less current portion......................................................        (14,788)            (42,755)
                                                                                 --------            --------
Long-term obligations.....................................................       $ 64,494            $ 93,053
                                                                                 ========            ========

     The borrowings from Fleet Bank and US Trust Bank are guaranteed by the founders of the Company and are secured by the Company's accounts receivable, inventory, property and equipment, and intangibles. The capital lease agreement is guaranteed by a founder of the Company.

     The net book value of computers and office equipment under capital leases totaled $5,561 and $64,614 (net of related accumulated depreciation of zero and $5,549) as of December 31, 1998 and September 30, 1999, respectively.

     During the nine months ended September 30, 1999, the Company entered into several financing and capital lease agreements to acquire computers and office equipment. Maturities of long-term debt and capitalized leases as of December 31, 1998, including agreements entered into through September 30, 1999, are as follows:

                                                                                                    CAPITAL
                                                                                    DEBT            LEASES
                                                                               -------------    --------------
       1999..................................................................        $15,983          $ 19,101
       2000..................................................................         19,777            29,159
       2001..................................................................         27,667            20,893
       2002..................................................................         18,321             9,533
       2004..................................................................          5,280             3,785
                                                                                     -------          --------
Total payments...............................................................        $87,028            82,471
                                                                                     =======
Less amount representing imputed interest....................................                          (12,667)
                                                                                                      --------
Present value of capital leases..............................................                         $ 69,804
                                                                                                      ========

                   FINANCIAL STATEMENTS OF BUSINESS ACQUIRED
                  NOTES TO FINANCIAL STATEMENTS - (Continued)

        Period from March 25, 1998 (Inception) to December 31, 1998 and
                Nine Months Ended September 30, 1999 (Unaudited)


NOTE 4.  Stockholders' Equity

   Stock Splits

     During February 1999, the Company effected a six-for-one stock split through the form of a stock dividend. In addition, during August 1999, the Company reincorporated in the State of Delaware and effected a stock exchange of fifteen shares of common stock for every share of common stock of its Massachusetts predecessor entity. All share and per share amounts in the financial statements have been adjusted to give effect to these stock splits.

   Restricted Common Stock

     Restricted common stock sold to the Company's founders under stock purchase agreements is subject to repurchase at the Company's option upon termination of their employment at the original purchase price. This right expires ratably over two years. During 1998 and the nine months ended September 30, 1999, the Company sold and issued 2,700,000 and 900,000 shares of common stock to its founders. At December 31, 1998, 2,160,000 shares were subject to repurchase.
In addition, upon termination, the Company has the right to reacquire any common stock held by the founder at the fair market value determined as of the date of reacquisition.

   Common Stock Warrants

     In connection with its sale of stock, in June 1999, the Company issued to its financial advisors warrants to purchase 483,540 shares at $0.33 per share. The warrants are immediately exercisable and expire on the earlier of June 4, 2009 or the acquisition of the Company through sale of assets, merger or acquisition of majority equity securities.

     In connection with another sale of common stock in September 1999, warrants to purchase up to 510,000 shares of common stock at an exercise price of $1.25
per share were granted to the new stockholders.   The warrants expire in five
years. In addition, the Company issued to its financial advisors warrants to purchase 588,796 shares at $0.33 per share, subject to the same terms and conditions of the warrants granted in June 1999.

   Stock Option Plan

     In 1999, the Company adopted the 1999 Stock Option/Stock Issuance Plan (the "1999 Plan"), under which incentive and nonqualified options to purchase up to 3,000,000 shares of common stock may be granted to employees, consultants or advisors. The options generally vest over two to three years, and expire ten years from the date of grant.

     During the nine months ended September 30, 1999, 2,017,330 options at a weighted-average exercise price of $0.33 per share and with an estimated weighted-average minimum value of $0.23 per share were granted, while no options were exercised. No options were granted in 1998. Additional information regarding options outstanding as of September 30, 1999 is as follows:



                                       OPTIONS OUTSTANDING                                   OPTIONS EXERCISABLE
                             ------------------------------------------------        ------------------------------------------
                                                                WEIGHTED-
                                                                 AVERAGE                                         WEIGHTED-
                                                               REMAINING                                          AVERAGE
     EXERCISE                      NUMBER                     CONTRACTUAL                 NUMBER                  EXERCISE
       PRICE                      OF SHARES                  LIFE (YEARS)                OF SHARES                  PRICE
-------------------          -----------------          ---------------------        ------------------         ---------------
        $0.01                          900,000                 9.32                             315,000                   $0.01
         0.33                          808,080                 9.68                             141,922                    0.33
         1.25                          309,250                 9.89                                  -                       -
                                     ---------                                                  -------

$0.01 - $1.25                        2,017,330                 9.55                             456,922                   $0.11
                                     =========                                                  =======

                   FINANCIAL STATEMENTS OF BUSINESS ACQUIRED
                  NOTES TO FINANCIAL STATEMENTS - (Continued)

        Period from March 25, 1998 (Inception) to December 31, 1998 and
                Nine Months Ended September 30, 1999 (Unaudited)

   Additional Stock Plan Information

     As discussed in Note 1, the Company accounts for its employee stock-based awards using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretations.

     In connection with compensatory grants made in the nine months period ended September 30, 1999, the Company recorded deferred compensation of $576,000 and amortized $371,200 of this amount as stock compensation expense.

     SFAS No. 123, Accounting for Stock-Based Compensation, requires the disclosure of pro forma net loss as though the Company had adopted the minimum value method. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the value of freely tradable, fully transferable options without vesting restrictions, which differ significantly from the Company's stock option awards. These models also require subjective assumptions, including estimated stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the minimum value method with the following weighted average assumptions: expected life, 2.5 years following vest; average risk-free interest rate, 6.0%; and no dividends during the expected term. The Company's calculations are based on a single option valuation approach, and forfeitures are recognized as they occur. If the computed fair values had been amortized to expense over the vesting period of the awards, the effect would have been to increase net loss for the nine months ended September 30, 1999 to $1,745,000.

NOTE 5.   Related Party Transactions

     From inception through November 1998, the Company's founders advanced $44,953 to the Company. The advances are due on demand and bear no interest. Additionally, in 1998 certain founders advanced $14,597 to the Company in exchange for notes payable at an interest rate equal to the applicable federal mid-term rate (4.52% at December 31, 1999) all of which were due in March 2001. One of the notes and accrued interest of $8,306 was fully repaid in January 1999 through the issuance of 10,000 shares of common stock.

NOTE 6.   Subsequent Events

     On October 19, 1999, the Company signed a full recourse promissory note and security agreement for up to $5 million, $3 million of which was borrowed at that date. Any borrowings under this agreement bear interest at the prime rate plus 2.25% and are due within 120 days following demand. The Company pledged its accounts receivable, intangibles and all personal property as collateral to the loan.

     On November 19, 1999, the Company was acquired by BEA Systems, Inc. ("BEA") for 1,817,707 shares of BEA common stock and the assumption of all of the Company's outstanding warrants and employee stock options.

                        PRO FORMA FINANCIAL INFORMATION

                 BEA SYSTEMS, INC. AND THE THEORY CENTER, INC.
          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma condensed combined financial information gives effect to the acquisition of The Theory Center, Inc., ("TTC") by BEA Systems, Inc. ("BEA") using the purchase method of accounting. The unaudited pro forma condensed combined balance sheets combines BEA's October 31, 1999 balance sheet with the TTC September 30, 1999 balance sheet. The pro forma condensed combined statements of operations for the nine months ended October 31, 1999 combines BEA's statement of operations for the nine months ended October 31, 1999 with the TTC statement of operations for the nine months ended September 30, 1999. The pro forma condensed combined statements of operations for the fiscal year ended January 31, 1999 combines BEA's statement of operations for the fiscal year ended January 31, 1999 with the TTC statement of operations for the period from March 25, 1998 (inception) to December 31, 1998.

     The unaudited pro forma condensed combined balance sheets as of October 31, 1999 gives effect to the merger with TTC as if it had occurred on such date, and reflects the allocation of the purchase price, including in-process research and development, and liabilities assumed.

     The unaudited pro forma condensed combined statements of operations combine the historical statements of operations of BEA and TTC as if the merger with TTC had occurred at the beginning of the earliest period presented. The historical statements of operations for TTC reflect the nine months ended September 30, 1999 and from March 25, 1998 (inception) to December 31, 1998.

    The BEA statement of operations for the period in which the merger with TTC occurs will include a charge for acquired in-process research and development of approximately $2.0 million. This amount represents the value determined by management, using discounted cash flow methodology, to be attributable to the in-process research and development of TTC based on a preliminary valuation of such research and development. The charge relates to specific on-going research and development. Assuming this research continues, BEA projects substantial future research and development expenditures related to this technology. The research and development is forecasted to be completed at various times between 2000 and 2004. If BEA would have allocated less of the purchase price to in-process research and development, the value would have been recorded as goodwill on the balance sheet and amortized over the expected benefit period, resulting in increased amortization expense during that period.

     Management of BEA believes that the allocation of the purchase price to in-process research and development is appropriate given the future potential of this research and development to contribute to the operations of BEA. If, at a later date, management of BEA decides to no longer pursue, or indefinitely postpone, this research and development, or determines that the discounted cash flows will no longer meet the projections underlying the valuation, it will disclose that fact to investors in the appropriate Form 10-K or 10-Q, explaining why it will not pursue the development or why research has been postponed and when research is expected to resume.

     Unaudited pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the merger occurred at the beginning of the periods presented, nor is it necessarily indicative of future financial position or results of operations. These unaudited pro forma combined financial statements are based upon the respective historical financial statements of BEA and TTC and do not incorporate, nor do they assume, any benefits from cost savings or synergies of operations of the combined company.

                        PRO FORMA FINANCIAL INFORMATION


                 BEA SYSTEMS, INC. AND THE THEORY CENTER, INC.
                  PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                (in thousands)
                                  (Unaudited)

                                                                      BEA           TTC
                                                                   October 31,  September 30,   Pro forma               Pro forma
                                                                      1999          1999       Adjustments  References  Combined
                                                                   ----------   ------------   -----------  ----------  ---------
                                   ASSETS

Current assets:
   Cash and cash equivalents                                        $ 231,311      $   1,015            -               $ 232,326
   Short term investments                                              46,190              -            -                  46,190
   Accounts receivable, net                                           116,079          1,029          (59)  (E)           117,049
   Other current assets                                                21,431             30            -                  21,461
                                                                    ---------      ---------   ----------               ---------
     Total current assets                                             415,011          2,074          (59)                417,026

Computer equipment, furniture and leasehold improvements, net          25,329            143                               25,472
Acquired intangibles assets, net                                       62,703              -      159,496   (A)           222,199
Other assets                                                            8,782              -            -                   8,782
                                                                    =========      =========   ==========               =========
     Total assets                                                   $ 511,825      $   2,217   $  159,437               $ 673,479
                                                                    =========      =========   ==========               =========

     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Advances from stockholders                                               -             40            -                      40
   Accounts payable                                                    14,185            614          (59)  (E)            14,740
   Accrued liabilities                                                 90,075            264        5,237   (B)            95,576
   Accrued income taxes                                                 9,571              -            -                   9,571
   Deferred revenues                                                   71,388            534            -                  71,922
   Current portion of notes payable and capital lease obligations          29             43            -                      72
                                                                    ---------      ---------   ----------               ---------
     Total current liabilities                                        185,248          1,495        5,178                 191,921

Notes payable and other long term obligations                          10,440             93            -                  10,533
Convertible subordinated notes                                        250,000              -            -                 250,000
Commitments and contingencies                                               -

Shareholders' equity:
   Common stock                                                            79          2,693       (2,693)  (C)
                                                                                                        2   (D)                81
   Additional paid-in capital                                         258,067              -      156,886   (D)           414,953
   Accumulated deficit                                               (189,004)        (1,859)       1,859   (C)
                                                                                                   (2,000)  (F)          (191,004)
   Notes receivable from shareholders                                    (544)             -            -                    (544)
   Deferred compensation                                               (1,332)          (205)         205   (C)            (1,332)
   Accumulated other comprehensive loss                                (1,129)             -            -                  (1,129)
                                                                    ---------      ---------   ----------               ---------
     Total stockholders' equity                                        66,137            629      154,259                 221,025
                                                                    ---------      ---------   ----------               ---------
     Total liabilities and stockholders' equity                     $ 511,825      $   2,217   $  159,437               $ 673,479
                                                                    =========      =========   ==========               =========

       See accompanying notes to pro forma condensed combined financial statements (unaudited)

                        PRO FORMA FINANCIAL INFORMATION

                    BEA SYSTEMS, INC. AND THE CENTRE, INC.
  PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATION AND COMPREHENSIVE LOSS
                    (in thousands, except per share data)
                                 (Unaudited)

                                                    BEA                    TTC
                                             Nine Months Ended      Nine Months Ended
                                              October 31, 1999      September 30, 1999   Adjustments     References     Combined
                                             -----------------      ------------------   -----------     ----------     --------
Revenues:
   License fees                                $      198,715        $           22       $        -                    $198,737
   Services                                           116,526                   559              (59)     (E)            117,026
                                             ----------------       ---------------      -----------                    --------
    Total revenues                                    315,241                   581              (59)                    315,763
                                             ----------------       ---------------      -----------                    --------
Cost of revenues:
   Cost of licenses                                     3,427                     -                -                       3,427
   Cost of services                                    65,764                   537              (59)     (E)             66,242
   Amortization of certain acquired
      intangible assets                                21,027                     -                -                      21,027
                                             ----------------       ---------------      -----------                    --------
    Total cost of revenues                             90,218                   537              (59)                     90,696
                                             ----------------       ---------------      -----------                    --------
Gross profit                                          225,023                    44                                      225,067

Operating expenses:
   Sales and marketing                                146,674                   554                -                     147,228
   Research & development                              42,598                   497                -                      43,095
   General & administration                            34,320                   727           31,742                      66,789
                                             ----------------       ---------------      -----------                    --------
    Total operating expenses                          223,592                 1,778           31,742                     257,112
                                             ----------------       ---------------      -----------                    --------
Income (loss) from operations                           1,431                (1,734)         (31,742)                    (32,045)

Interest income (expense) and other, net                 (219)                    4                                         (215)
                                             ----------------       ---------------      -----------                    --------
Income (loss) before provision for
income taxes                                            1,212                (1,730)         (31,742)                    (32,260)

Provision for income taxes                              7,100                     -                -                       7,100
                                             ----------------       ---------------      -----------                    --------
Net loss                                               (5,888)               (1,730)         (31,742)                    (39,360)

Other comprehensive loss:
   Foreign currency translation adjustments              (351)                    -                -                        (351)
   Unrealized loss on available-for-sale
    investments, net of income taxes                     (184)                    -                -                        (184)
                                             ----------------       ---------------      -----------                     -------
Comprehensive loss                             $       (6,423)       $       (1,730)      $  (31,742)                   $(39,895)
                                             ================       ===============      ===========                    ========


   Basic and diluted net loss per share        $        (0.04)                                                          $  (0.25)
                                             ================                                                           ========


   Basic and diluted shares used in EPS               153,460                                                            157,095
                                             ================                                                           ========

  See accompanying notes to pro forma condensed combined financial statements
                                  (unaudited)

                        PRO FORMA FINANCIAL INFORMATION

                 BEA SYSTEMS, INC. AND THE THEORY CENTER, INC.
 PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
                     (in thousands, except per share data)
                                  (Unaudited)

                                                                       BEA                  TTC
                                                                                        Period from
                                                                                       March 25, 1998
                                                                Fiscal year ended      (Inception) to
                                                                 January 31, 1999    December 31, 1998    Adjustments   References
                                                                -----------------    -----------------    -----------   ----------
Revenues:
   License fees                                                        $ 193,511               $    -     $        -
   Services                                                               95,531                    -              -
                                                                -----------------    -----------------    -----------   ----------
     Total revenues                                                      289,042                    -              -
                                                                -----------------    -----------------    -----------   ----------
Cost of revenues:
   Cost of licenses                                                        3,225                    -              -
   Cost of services                                                       57,167                    -              -
   Amortization of certain acquired intangible assets                     23,290                    -              -
                                                                -----------------    -----------------    -----------   ----------
     Total cost of revenues                                               83,682                    -              -
                                                                -----------------    -----------------    -----------   ----------
Gross profit                                                             205,360                    -              -

Operating expenses:
   Sales and marketing                                                   138,926                    -              -
   Research & development                                                 42,584                   63
   General & administration                                               27,881                   64         35,269
   Acquisition related charges                                            42,244                    -
                                                                -----------------    -----------------    -----------   ----------
     Total operating expenses                                            251,635                  127         35,269
                                                                -----------------    -----------------    -----------   ----------
Loss from operations                                                     (46,275)                (127)       (35,269)

Interest expense and other, net                                             (451)                  (2)             -
                                                                -----------------    -----------------    -----------   ----------
Loss before provision for income taxes                                   (46,726)                (129)       (35,269)

Provision for income taxes                                                 4,856                    -              -
                                                                -----------------    -----------------    -----------   ----------
Net loss                                                                 (51,582)                (129)       (35,269)

Other comprehensive income (loss):
   Foreign currency translation adjustments                                    5                    -              -
   Unrealized gain (loss) on available-for-sale
    investments, net of income taxes                                          (8)                   -              -
                                                                ================     ================     ==========
Comprehensive loss                                                     $ (51,585)              $ (129)     $ (35,269)
                                                                ================     ================     ==========

   Basic and diluted net loss per share                                  $ (0.37)
                                                                ================

   Basic and diluted shares used in EPS                                  140,494
                                                                ================





                                                                    Combined
                                                                ----------------
Revenues:
   License fees                                                    $ 193,511
   Services                                                           95,531
                                                                ----------------
     Total revenues                                                  289,042
                                                                ----------------

Cost of revenues:
   Cost of licenses                                                    3,225
   Cost of services                                                   57,167
   Amortization of certain acquired intangible assets                 23,290
                                                                ----------------
     Total cost of revenues                                           83,682
                                                                ----------------
Gross profit                                                         205,360

Operating expenses:
   Sales and marketing                                               138,926
   Research & development                                             42,647
   General & administration                                           63,214
   Acquisition related charges                                        42,244
                                                                ----------------
     Total operating expenses                                        287,031
                                                                ----------------
Loss from operations                                                 (81,671)

Interest expense and other, net                                         (453)
                                                                ----------------
Loss before provision for income taxes                               (82,124)

Provision for income taxes                                             4,856
                                                                ----------------
Net loss                                                             (86,980)

Other comprehensive income (loss):
   Foreign currency translation adjustments                                5
   Unrealized gain (loss) on available for sale
    investments, net of income taxes                                      (8)
                                                                ----------------
Comprehensive loss                                                 $ (86,983)
                                                                ================

   Basic and diluted net loss per share                            $   (0.60)
                                                                ================

   Basic and diluted shares used in EPS                              144,129
                                                                ================

 See accompanying notes to pro forma condensed combined financial statements
                                  (unaudited)

                        PRO FORMA FINANCIAL INFORMATION

                 BEA SYSTEMS, INC. AND THE THEORY CENTER, INC.
     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


NOTE 1.

     On November 19, 1999, BEA Systems, Inc. ("BEA" or the "Company") completed its merger with The Theory Center, Inc. ("TTC"). Under the terms of the merger agreement, each outstanding share of TTC common stock was converted into
0.1979569 shares of BEA common stock. This resulted in the issuance of 3,635,414 shares of BEA common stock, valued at $32.375 per share. In addition, TTC options were exchanged for options to purchase 1,821,200 shares of BEA common stock and TTC warrants were exchanged for warrants to purchase 40,000 shares of BEA common stock. The merger transaction was accounted for as a purchase. The total cost of the merger is estimated to be approximately $157.2 million, determined as follows (in thousands):

Fair value of BEA shares (calculated using the per share fair value at the date of the                   $  117,697
 merger agreement)
Value of TTC warrants and options assumed                                                                    39,191
BEA transaction costs, consisting primarily of financial advisory, legal and
 accounting fees                                                                                                330
                                                                                                         ------------
Total purchase price                                                                                     $  157,218
                                                                                                         ============

     A preliminary valuation of the purchased assets was performed to assist in determining the fair value of each identifiable tangible and intangible asset and in allocating the purchase price among the acquired assets, including the portion of the purchase price attributed to acquired in-process research and development projects. Standard valuation procedures and techniques were utilized in determining the fair value of the acquired core/developed and in-process technology.

     Core technology and in-process technology were identified and valued through analysis of TTC's and BEA's current development projects, their respective stage of development, the time and resources needed to complete them, their expected income-generating ability, their target markets and the associated risks.

     The Cost Approach, which includes an analysis of the cost of reproducing or replacing the asset, was the methodology utilized in valuing component technology tools and assembled workforce. The Income Approach, which includes an analysis of the markets, cash flows and risks associated with achieving such cash flows, was the methodology utilized in valuing in-process technology, completed technology, patents and non-compete agreements. Each developmental project was evaluated to determine if there were any alternative future uses. This evaluation consisted of a specific review of each project, including the overall objectives of the project, progress toward such objectives, and uniqueness of the project. The net after-tax cash flows representing the cash flows generated by the respective core and in-process technologies were then discounted to present value. The discount was based upon an analysis of the weighted average cost of capital for the industry.

     The following is a summary of the purchase price allocation (in thousands):

                                                                                                           October 31,
                                                                                                              1999
                                                                                                         -------------
Tangible assets acquired                                                                                 $    2,122
In-process research and development                                                                           2,000
Intangible assets                                                                                           159,591
Liabilites assumed                                                                                           (6,495)
                                                                                                         ------------
Total purchase price                                                                                     $  157,218
                                                                                                         ============

                        PRO FORMA FINANCIAL INFORMATION

                 BEA SYSTEMS, INC. AND THE THEORY CENTER, INC.
    NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS -
                                  (Continued)

     In the pro-forma condensed combined balance sheet, the in-process research and development has been charged against the combined retained earnings at October 31, 1999, and because the charge is non-recurring, it has been excluded from the pro forma condensed combined statements of operations. The intangible assets will be amortized over their estimated useful lives, ranging from 2 to 4 years.


Note 2.

     The pro forma condensed combined balance sheet includes the adjustments necessary to give effect to the TTC merger as if it had occurred at October 31, 1999 and to reflect the allocation of the acquisition costs to the fair value of tangible and intangible assets acquired and liabilities assumed as noted above, including a charge to retained earnings for acquired in-process research and development and the elimination of TTC's equity accounts.


     Adjustments included in the pro forma condensed combined financial statements are summarized as follows (in thousands, except per share amounts):

     (A) Valuation of assembled work force, goodwill and other intangible assets.

     (B) Accrual of transaction-related costs of approximately $330 for BEA and $4,907 for TTC, principally consisting of finders fees, legal and accounting services.

     (C)    Elimination of TTC equity accounts.

     (D) Issuance of BEA Common Stock, $0.001 par value, and assumption of options and warrants to purchase common stock, as discussed in Note
            1. The value of BEA common stock is equal to the product of 3,635,414 shares multiplied by approximately $32.375 per share, while the options and warrants have been assigned a value of approximately $39,191.

     (E)    Reflects the elimination of intercompany transactions.

     (F) Charge to operations for in-process research and development of approximately $2,000.

Note 3.

     The pro forma condensed combined statements of operations include the adjustments necessary to give effect to the merger as if it had occurred as of the beginning of the period presented. Adjustments consist of the amortization of acquired intangible assets using estimated useful lives ranging from 2 to 4 years and the elimination of intercompany activity.


Note 4.

     Pro forma basic and diluted net loss per share amounts for the nine month period ended October 31, 1999 and the fiscal year ended January 31, 1999 are based upon the historical weighted-average number of shares of BEA Common Stock outstanding adjusted to reflect the issuance, as of November 19, 1999, of approximately 3.6 million shares of BEA common stock, which amount excludes outstanding shares subject to repurchase in accordance with SFAS No.128. The impact of outstanding options and warrants, including TTC options and warrants assumed, is not included in the calculation of basic and diluted net loss per share as the effect would be antidilutive.

                                  SIGNATURES

     Pursuant to the requirement of the Security Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              BEA SYSTEMS, INC.
                              (Registrant)


                              /s/ STEVE L. BROWN
                              -------------------------------------------------
                              Steve L. Brown
                              Executive Vice President and
                              Chief Financial Officer
                              (Principal Financial and Chief Accounting Officer)

Dated: January 18, 2000